EXHIBIT 10.1

Contact: David Zigdon CFO (972) 3-6455004 davidz@radcom.com	Adam Rosen RK Equity Partners (646) 536-3865 arosen@rkequity.com
FOR IMMEDIATE RELEASE

RADCOM REPORTS Q2 2005 RESULTS

- Another Profitable Quarter With 46% YOY Revenue Growth -
- Guidance: Continued Strong Growth In Q3 2005 -

TEL-AVIV, Israel—July 25, 2005-- RADCOM Ltd. (RADCOM) (NASDAQ: RDCM) today announced unaudited financial results for the second quarter and six months ended June 30, 2005.

Financial Results
Revenues for the second quarter of 2005 were $4,837,000, an increase of 46% compared to $3,318,000 in the second quarter of 2004. Net income for the second quarter of 2005 was $103,000, or $0.01 per ordinary share, compared to a net loss of ($675,000), or ($0.05) per ordinary share, for the second quarter of 2004.

Revenues for the first half of 2005 were $9,854,000, an increase of 44% compared to $6,822,000 for the first half of 2004. Net income for the first six months of 2005 was $237,000, or $0.02 per ordinary share, compared to a net loss of ($1,251,000), or ($0.10) per ordinary share, for the first six months of 2004.

Comments of Management
Commenting on the results, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “As projected, the second quarter was another profitable period of strong year-over-year revenue growth, a demonstration of our success in penetrating cellular and VoIP service providers as well as steady demand from equipment vendors. We have been working on a number of large multi-quarter deals with top-tier service providers in both Europe and the U.S., and have visibility for a sequential increase in revenues and profits during the second half of the year.

“We are pleased with the pace of development of our US business, and our team in China is working according to schedule. In parallel, to extend our market leadership, we are working on new products that leverage our unique product platform to address the test and monitoring needs of emerging triple-play and next-generation convergence equipment vendors and service providers. Overall, we are operating on track according to our plans and are optimistic looking forward.”

Guidance
The following statement is forward-looking in nature, and actual results may differ materially. See below under “Risks Regarding Forward Looking Statements”.

Revenues for the third quarter of 2005 are expected to be between $5.3 million and $5.8 million.

A teleconference to discuss the results will be held today, July 25th, at 9:00 a.m. Eastern Daylight Time. To participate, please call 1-877-209-0397 from the U.S., or +1-612-332-1025 from international locations, approximately five minutes before the call is scheduled to begin. A replay of the call will be available from 10:45 AM Eastern Time on July 25th until midnight August 1st. To access the replay, please call 1-800-475-6701 from the U.S., or +1-320-365-3844 from international locations, and use the access code 788719.

The conference call can also be accessed online at www.radcom.com.

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RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.

(Financial tables follow)

RADCOM REPORTS/3 RADCOM Ltd.
Consolidated Statements of Operations
(1000's of U.S. dollars, except per share data)
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales	$4,837	$3,318	$9,854	$6,822
Cost of sales	1,571	1,077	3,192	2,221
Gross profit	3,266	2,241	6,662	4,601

Research and development, gross	1,416	1,255	2,831	2,501
Less - royalty-bearing participation	489	402	884	902
Research and development, net	927	853	1,947	1,599
Sales and marketing	1,870	1,662	3,736	3,406
General and administrative	422	419	833	871
Total operating expenses	3,219	2,934	6,516	5,876
Operating income (loss)	47	(693)	146	(1,275)
Financing income, net	56	18	91	24
Net income (loss)	103	(675)	237	(1,251)
Basic net earnings (loss) per ordinary share	$0.01	$(0.05)	$0.02	$(0.10)
Diluted net earnings (loss) per ordinary share	$0.01	$(0.05)	$0.02	$(0.10)
Weighted average number of ordinary shares used in computing basic net earnings (loss) per ordinary share	14,792,288	14,395,338	14,540,644	12,492,464
Weighted average number of ordinary shares used in computing diluted net earnings (loss) per ordinary share	16,069,930	14,395,338	16,152,875	12,492,464

(Additional table to follow)

RADCOM REPORTS/4
RADCOM Ltd. Consolidated Balance Sheets (1000's of U.S. dollars)

	As of	As of
	June 30, 2005	December 31, 2004
Current Assets	(unaudited)	(unaudited)
Cash and cash equivalents	7,560	6,558
Marketable securities	1,994	1,992
Trade receivables, net	5,088	5,341
Inventories and inventory prepayments	2,361	2,400
Other current assets	923	880
Total Current Assets	17,926	17,171

Assets held for severance benefits	1,825	1,784

Property and equipment, net	1,172	1,174

Total Assets	20,923	20,129

Liabilities and Shareholders' Equity
Current Liabilities
Trade payables	1,754	2,027
Current deferred revenue	1,156	889
Other payables and accrued expenses	3,675	4,204
Total Current Liabilities	6,585	7,120

Long-Term Liabilities
Long-term deferred revenue	964	583
Liability for employees’ severance pay benefits	2,439	2,402
Total Long-Term Liabilities	3,403	2,985

Total Liabilities	9,988	10,105

Shareholders' Equity
Share capital	105	101
Additional paid-in capital	44,366	43,698
Accumulated other comprehensive loss	(11)	(13)
Accumulated deficit	(33,525)	(33,762)
Total Shareholders' Equity	10,935	10,024

Total Liabilities and Shareholders' Equity	20,923	20,129